Shareholder Meeting Results

A Special Meeting of Shareholders (the "Meeting") of Scudder Global Bond Fund (the "Fund") was held on December 15, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the shareholders (the resulting votes for each matter are presented below).

1. To approve a new Investment Management Agreement for the Fund with Scudder Kemper Investments, Inc.

                                                    Number of Votes:
                                                    ----------------

                  For                      Against                    Abstain               Broker Non-Votes*
                  ---                      -------                    -------               -----------------

               6,241,187                   233,819                    263,038                       0


2. To approve the revision of the Fund's fundamental lending policy.


                                                    Number of Votes:
                                                    ----------------

                  For                      Against                    Abstain               Broker Non-Votes*
                  ---                      -------                    -------               -----------------

               5,851,419                   340,302                    366,336                    179,986

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* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


                          26 - Scudder Global Bond Fund